Exhibit 99.1

Contact:	Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Stephanie Carrington
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

CYTYC REPORTS RECORD SECOND QUARTER 2005 RESULTS

Revenues Up 26 Percent to $125.4 Million

EPS Up 21 Percent to $0.23 per Diluted Share

Marlborough, MA, July 28, 2005 – Cytyc Corporation (Nasdaq: CYTC), a leading women’s health company, today announced results for the second quarter and six months ended June 30, 2005.

Revenues for the quarter rose 26 percent to $125.4 million compared to $99.5 million for the second quarter of 2004. Net income increased 28 percent to $28 million compared to $21.9 million in the second quarter of 2004. Diluted earnings per share increased 21 percent to $0.23 compared to $0.19 reported in the second quarter of 2004.

“I am pleased with our record financial and operating performance for the second quarter and first half of 2005,” said Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer. “Our surgical products division reported a second quarter revenue increase of nearly 100 percent to $35.6 million compared to the same period last year, with quarterly NovaSure® revenue up 64 percent to $29.4 million. In addition, we completed the integration of the Proxima acquisition and recorded revenue of approximately $6.2 million for the quarter, making the transaction accretive to earnings in the first full quarter of operating results since the completion of the acquisition.”

“In our diagnostics division, we shipped nine million ThinPrep® Pap Tests and 34 ThinPrep® Imaging Systems to laboratories in the United States.” Mr. Sullivan continued, “With respect to our relationship with Quest Diagnostics, we have implemented an arrangement that includes terms to supply both instrumentation and disposables to meet their customers’ demand.”

Mr. Sullivan concluded, “We ended the quarter with $97 million in cash and investment securities after completing our $50 million stock repurchase plan. Our second quarter results reflect our ability to continue to deliver strong financial results while we strategically diversify our business. Our success to date gives us great confidence that we are well positioned as a worldwide leader in providing innovative, best-in-class products for women’s health.”

Revenues for the six months ended June 30, 2005, rose to $238.8 million, compared to revenues of $180.2 million for the same period of 2004. Pro forma net income for the six months ended June 30, 2005, which excludes the impact of the DEKA arbitration decision in February 2005, was $53.9 million, or $0.45 per diluted share, compared to pro forma net income for the same period in 2004 of $42.5 million, or $0.37 per diluted share, which excludes the charge for in-process research and development related to the acquisition of Novacept in March 2004.

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Cytyc Reports Record Second Quarter 2005 Results

Reported net income for the first half of 2005 was $48.9 million, compared to net income of $23.4 million in the first half of 2004, and reported earnings per diluted share were $0.41 for the first half of 2005, compared to $0.21 for the first half of 2004.

Financial Highlights

Total worldwide revenues for the second quarter of 2005 were $125.4 million, an increase of 26 percent from the same period last year. Worldwide revenues from the surgical products division, which primarily include sales of the NovaSure System and the MammoSite® Radiation Therapy System, totaled $35.6 million for the second quarter of 2005, an increase of 98 percent over the second quarter of 2004. This increase reflects both a 64 percent increase in sales of the NovaSure System and the addition of the MammoSite Radiation Therapy System following the acquisition of Proxima on March 7, 2005.

Total domestic revenues from the diagnostic products division for the second quarter were $77 million compared to $70.8 million in the second quarter of 2004. These revenues were comprised of sales of the ThinPrep Pap Test, usage fees associated with the ThinPrep Imaging System, and other revenues from instrument sales and non-GYN tests. International revenues from the diagnostic products division for the second quarter of 2005 were $12.8 million, an increase of 19 percent over the second quarter of 2004.

Total worldwide revenues for the first half of 2005 were $238.8 million, an increase of 33 percent from the same period of last year. Worldwide revenues from the surgical products division totaled $62.1 million for the first half of 2005 compared to $19.4 million in the first half of 2004, reflecting growth in Novasure and the timing of the Novacept and Proxima acquisitions in March 2004 and 2005, respectively.

Total domestic revenues from the diagnostic products division for the first half of 2005 were $152 million compared to $140.4 million in the first half of 2004. These revenues were comprised of sales of the ThinPrep Pap Test, usage fees associated with the ThinPrep Imaging System, and other revenues from instrument sales and non-GYN tests. International revenues from the diagnostic products division for the first half of 2005 were $24.7 million, an increase of 21 percent over the first half of 2004.

Cytyc discloses non-GAAP or pro forma measures that exclude certain charges. Non-GAAP measures may exclude such items as charges related to litigation and acquired in-process research and development. Cytyc management uses these measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in Cytyc’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

Cytyc Reports Record Second Quarter 2005 Results

Cytyc management will discuss second quarter results, business highlights and future expectations during a conference call on July 28, at 8:30 a.m. (Eastern). The call will be hosted by Patrick Sullivan, chairman, chief executive officer, and president; Daniel Levangie, executive vice president and chief commercial officer; Timothy Adams, vice president and chief financial officer; and John McDonough, senior vice president, development and operations. A live webcast of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, and the event will be available for replay at this site approximately two hours following the call until August 12, 2004. Those without web access may access the call by dialing 201-689-8470. A telephonic replay of the call will be available through August 12, 2004, by dialing 201-612-7415; enter account # 3055 and conference ID # 160765.

Cytyc Corporation is a leading women’s health company that designs, develops, manufactures, and markets innovative and clinically effective products. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, treatment of excessive menstrual bleeding, and treatment of breast cancer.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel, customers and proprietary technology, uncertainty of product development efforts and product acceptance, management of growth and product diversification, entry into new market segments, risks associated with litigation, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2004 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

FINANCIAL TABLES FOLLOW

Cytyc Corporation Reports

Cytyc Corporation

Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30, 2005	June 30, 2004
Net sales	$125,381	$99,474
Cost of sales	26,106	21,655

Gross profit	99,275	77,819

Operating expenses:
Research and development	7,958	5,295
Sales and marketing	33,708	27,391
General and administrative	11,490	8,819

Total operating expenses	53,156	41,505

Income from operations	46,119	36,314

Other expense, net:
Interest income	526	391
Interest expense	(1,792)	(1,789)
Other expense	(703)	(174)

Total other expense, net	(1,969)	(1,572)

Income before provision for income taxes	44,150	34,742
Provision for income taxes	16,115	12,866

Net income	$28,035	$21,876

Net income per common share —
Basic	$0.25	$0.20

Diluted	$0.23	$0.19

Weighted average common and potential common shares outstanding:
Basic	113,173	110,840

Diluted (1)	124,796	123,329

Cytyc Corporation Reports

Cytyc Corporation

Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30, 2005				Six Months Ended June 30, 2004
	Pro Forma	Adjustment		As Reported	Pro Forma	Adjustment	As Reported
Net sales	$238,786	$—		$238,786	$180,199	$—	$180,199
Cost of sales	50,033	—		50,033	36,838	—	36,838

Gross profit	188,753	—		188,753	143,361	—	143,361

Operating expenses:
Research and development	14,757	—		14,757	9,607	—	9,607
In-process research and development	—	—		—	—	19,100 (3)	19,100
Sales and marketing	63,391	—		63,391	47,564	—	47,564
General and administrative	22,197	—		22,197	16,265	—	16,265
Arbitration decision	—	7,807	(2)	7,807	—	—	—

Total operating expenses	100,345	7,807		108,152	73,436	19,100	92,536

Income from operations	88,408	(7,807)		80,601	69,925	(19,100)	50,825

Other expense, net:
Interest income	1,418	—		1,418	1,105	—	1,105
Interest expense	(3,584)	—		(3,584)	(1,789)	—	(1,789)
Other expense	(1,386)	—		(1,386)	(673)	—	(673)

Total other expense, net	(3,552)	—		(3,552)	(1,357)	—	(1,357)

Income before provision for income taxes	84,856	(7,807)		77,049	68,568	(19,100)	49,468
Provision for income taxes	30,973	(2,850	)(2)	28,123	26,056	—	26,056

Net income	$53,883	$(4,957)		$48,926	$42,512	$(19,100)	$23,412

Net income per common share —
Basic	$0.48			$0.43	$0.39		$0.21

Diluted	$0.45			$0.41	$0.37		$0.21

Weighted average common and potential common shares outstanding:
Basic	113,417			113,417	110,380		110,380

Diluted (1)	125,281			125,281	118,457		118,457

(1)	Diluted earnings per share includes the effect of the assumed conversion of 8.4 million shares of our common stock (weighted for the periods deemed outstanding) related to our contingent convertible notes issued in March 2004, in accordance with new accounting rules effective for fiscal 2004. Inclusion of these shares decreased the Company’s diluted earnings per share for the three and six months ended June 30, 2005 by $0.01, but had no effect on the Company’s diluted earnings per share for the three and six months ended June 30, 2004.
(2)	Charge in connection with the DEKA Products Limited Partnership arbitration panel decision in the first quarter 2005.
(3)	Charge to write off in-process research and development costs related to the acquisition of Novacept in the first quarter of 2004.

Cytyc Corporation Reports

Cytyc Corporation

Consolidated Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets:

Current assets
Cash and investment securities	$96,956	$232,295
Accounts receivable, net	69,459	63,636
Inventories	23,126	17,310
Other current assets	8,130	7,549

Total current assets	197,671	320,790

Property and equipment:
Property and equipment	96,146	95,040
Equipment under customer usage agreements	53,669	42,380
Less: accumulated depreciation and amortization	(46,143)	(45,908)

Total property and equipment, net	103,672	91,512

Goodwill and other intangible assets, net	564,473	388,908
Other assets, net	7,420	8,140

Total Assets	$873,236	$809,350

Liabilities and Stockholders’ Equity:

Current liabilities	$54,429	$42,585
Long-term debt and other non-current liabilities	315,426	279,320
Stockholders’ equity	503,381	487,445

Total Liabilities and Stockholders’ Equity	$873,236	$809,350